Exhibit 99

UMH PROPERTIES, INC. SECURES NEW FANNIE MAE MORTGAGE

FREEHOLD, NJ, August 31, 2026 (GLOBE NEWSWIRE) — UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) today announced that on August 28, 2026 it secured a new Fannie Mae mortgage for one of its communities containing 267 sites, through Wells Fargo Bank, N.A., for total proceeds of approximately $10.2 million. This interest-only loan is at a fixed rate of 6.03% with a 10-year term. Earlier this year, we paid off the existing $2.8 million mortgage on this community, generating $7.4 million in additional proceeds. The proceeds will be used to invest in additional acquisitions, expansions, rental homes and repay higher interest rate debt on a short-term basis.

Samuel A. Landy, President and Chief Executive Officer, commented “We are proud to complete another successful financing with Fannie Mae and Wells Fargo. Our long-term value-added business plan generates substantial increases in community value which we can realize through refinancing and investing the additional proceeds in new rental homes, expansions, acquisitions and other accretive uses. This community was acquired in 2014. At the time of the acquisition, the community was only 69% occupied. During our time of ownership, we have substantially renovated the community and through the implementation of our rental home program, increased occupancy to 95%. Additionally, we are planning an expansion at this community which will further increase its value. Our ability to acquire value-add communities, complete necessary improvements and increase occupancy through our sales and rental programs generates meaningful property level value.

“We are proud of our team and our lending partners at Wells Fargo and Fannie Mae for completing this transaction. We look forward to deploying this capital into our business, which will allow us to provide our Nation with additional affordable housing while generating significant long-term results for our shareholders.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that currently owns and operates 145 manufactured home communities, containing approximately 27,100 developed home-sites, of which 11,200 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 145 communities are two communities in Florida, containing 363 sites, and one community in Pennsylvania, containing 113 sites, that UMH has an ownership interest in and operates through its joint ventures with Nuveen Real Estate.

Contact: Nelli Madden

732-577-4062